E-Filed

Colorado Secretary of State
Date and Time: 05/27/2015 01:03 PM
ID Number: 20061358431

Document number: 20151353254
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20061358431

1. Entity name: Sunshine Biopharma, Inc.
   (If changing the name of the corporation, indicate name before the name change)

2. New Entity name:
   (if applicable)

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________
   (mm/dd/yyyy)

   or

   If the corporation's period of duration as amended is perpetual, mark this box: ☐

7. *(Optional)* Delayed effective date: ____________
   (mm/dd/yyyy)

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Telsey	Andrew	I.	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

12835 E. Arapahoe Road
Suite I-803
(Street name and number or Post Office information)

Centennial	CO	80112
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

ATTACHMENT TO ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF SUNSHINE BIOPHARMA, INC.

The following subparagraph D shall be added to Section 1 of the Article numbered "II" of Attachment 1 to the Articles of Incorporation:

D. **Series "B" Preferred Stock**

(a) *Designation of Series.*

This series of Preferred Stock shall be designated as "Series "B" Preferred Stock" and the number of shares of such series shall be five hundred thousand (500,000).

(b) *Stated Value*

The stated value of the Series "B" Preferred Stock shall be $0.10 per share.

(c) *Dividends.*

The holders of Series "B" Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, it is sole discretion.

(d) *Redemption.*

The Series "B" Preferred Stock shall not be redeemable by the Corporation.

(e) *Preference on Liquidation.*

(1) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series "B" Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, after any payment shall be made in respect of the liquidation preference on the Series "A" Preferred Stock, but before any payment shall be made in respect of the Corp oration's Common Shares or junior stock, an amount equal to $0.10 per share. If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for the distribution to its shareholders shall be insufficient to pay the holders of the Series "B" Preferred Shares an amount equal to $0.10 per share, the holders of the Series "B" Preferred Shares shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After the holders of the holders of the Series "A" Preferred Stock have received an amount equal to One Dollar ($1.00) per share and the Series "B" Preferred Shares have received an amount equal to $0.10 per share, the assets then remaining shall be distributed equally per share to the holders of a subsequently issued junior class of Preferred Shares, or if none, then to the holders of Common Shares.

(2) A reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this subdivision (e) and, in the event of any such reorganization, consolidation, merger or sale of assets, the Series "B" Preferred Shares shall be entitled only to the rights provided in the plan of reorganization.

(f) *Voting Rights*

The holders of the Series “B” Preferred Shares and the holders of the Common Shares issued and outstanding shall have and possess equal rights to notice of shareholders' meetings. The holders of the Series “B” Preferred Shares shall be entitled to one thousand (1,000) votes per share of Series “B” Preferred Stock held by them at any meeting of shareholders for the election of directors or upon any other matter. Except as otherwise provided herein or in any other Certificate of Designation creating a series of Preferred Shares or by law, the holders of Series “B” Preferred Shares and the holders of Common Shares and any other capital shares of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

(g) *Reacquired Shares*

Any Series “B” Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a series of Preferred Shares or as otherwise required by law.